November 3, 1995




Top Source Technologies, Inc.
2000 PGA Blvd., Suite 3200
Palm Beach Gardens, FL  33408

     RE:  TOP SOURCE TECHNOLOGIES, INC./SEC

Dear Sirs:

     You have advised us that Top Source Technologies, Inc. (the "Company") is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-3, with respect to 68,000 shares of common stock, par value $.001 per share.

     In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company's shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

     You have advised us that as of November 2, 1995 the Company's authorized capital consists of 50,000,000 shares of common stock, par value $.001, of which 27,773,977 shares have been issued. You have further advised us that the Company has received valid consideration for the issuance of these shares.

     After having examined the Company's certificate of incorporation, bylaws, minutes, subscription agreements and the financial statements incorporated by reference in the Prospectus, we are of the opinion that the 68,000 shares of common stock to be offered by the Selling Stockholders pursuant to the
Registration Statement and accompanying Prospectus are fully paid and nonassessable, duly authorized and validly issued except that the 68,000 warrants to purchase one share of common stock must be paid for in accordance with their terms.



     We consent to the use of our name in the Prospectus under the caption "Legal Matters".

                                        Very truly yours,



                                        COHEN, CHERNAY, NORRIS,
                                         WEINBERGER & HARRIS